                                                                      Exhibit 23


                First Amendment to Change of Control Bonus Plan

          This is a First Amendment to the Change of Control Bonus Plan dated March 25, 1999 (the "Plan").

          1. The last sentence of paragraph four of the Plan shall be deleted and replaced as follows:

              This Plan shall terminate on June 30, 2000 if no Change of Control has occurred by such date.

          2.  All of the other provisions of the Plan shall remain unchanged.


Dated:  January 14, 2000